FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
February 8, 2008	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com.

FX Energy Begins Drilling Grundy Well in Poland

Salt Lake City, February 8, 2008 – FX Energy, Inc. (NASDAQ: FXEN) today announced initial operations on the Grundy well in the Company’s Fences concession area. Surface casing has been set to a depth of 302 meters. The well began drilling on February 1, 2008. The Grundy well is designed to test a possible Ca2 reef build-up identified on 2D seismic in an area approximately 20 miles east of the Company’s Sroda area. The Company considers the Grundy well to be high risk/high reward, especially compared to the Company’s usual Rotliegend sandstone targets. FX Energy owns a 49% non-operated interest in the Grundy well.

David Pierce, president and CEO, commented, “Grundy is a classic high risk exploration well designed to test a possible high potential Ca2/reef play in our Fences concession. The Polish Oil and Gas Company’s largest field discoveries in the last two decades have been Ca2/reef plays that produce both oil and gas. If we find carbonate rock, with or without hydrocarbons present, we might open the door to a new exploration play.”

The Company indicated that initial drilling operations should be completed in the next several months. At that time, “electric log” and core analyses will be conducted to help determine preliminary results. If a drill stem test is conducted, this type of hydrocarbon test would require specialty tubulars which are currently on back order. Consequently, this type of test could not be conducted until the fourth quarter of this year.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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Forward Looking Statements

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.